Exhibit 99.1

News Release

Superior Industries Announces Stockholder Approval of Preferred Stock Conversion

SOUTHFIELD, MICHIGAN – August 31, 2017 – Superior Industries International, Inc. (NYSE:SUP) (the “Company”), one of the world’s largest manufacturers of aluminum wheels, announced today that its stockholders approved at a special meeting a proposal related to the preferred stock investment by TPG Growth in connection with the Company’s acquisition of UNIWHEELS AG. The proposal included the conversion of TPG’s Series B Preferred Stock into shares of the Company’s Series A Preferred Stock and the subsequent right of TPG Growth to convert, at its option, all of its shares of Series A Preferred Stock into common stock. The proposal received overwhelming support, with approximately 97% of the votes cast in favor of the proposal.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Teams in North America and Europe collaborate and partner with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading European aftermarket brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Contacts:

Investor Relations Line:

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com